Exhibit 99.1

FOR IMMEDIATE RELEASE
January 17, 2019

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED DECLARES QUARTERLY CASH DIVIDENDS ON ITS COMMON AND PREFERRED STOCKS

COLUMBUS, Ohio - Huntington Bancshares Incorporated (www.huntington.com) announced that the Board of Directors declared a quarterly cash dividend on the company’s common stock (Nasdaq: HBAN) of $0.14 per common share, unchanged from the prior quarter. The common stock cash dividend is payable April 1, 2019, to shareholders of record on March 18, 2019.

In addition, the Board declared quarterly cash dividends on its four series of preferred stock. The Board declared a quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $13.71827465 per share (equivalent to $0.3429569 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.875% Series C Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANN) of $14.69 per share (equivalent to $0.36725 per depositary receipt share). The Board declared a quarterly cash dividend on its 6.25% Series D Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANO) of $15.625 per share (equivalent to $0.390625 per depositary receipt share). Finally, the Board declared a quarterly cash dividend on its 5.70% Series E Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150 AL8) of $1,425.00 per share (equivalent to $14.25 per depositary receipt share). All four preferred stock cash dividends are payable April 15, 2019, to their respective shareholders of record on April 1, 2019.

About Huntington

Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $106 billion of assets and a network of 970 branches and 1,860 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

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